Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HALCÓN RESOURCES CORPORATION

Halcón Resources Corporation, a Delaware corporation (the “Corporation”), organized and existing under the provisions of the Delaware General Corporation Law (the “DGCL”), hereby certifies as follows:

1.                                      The present name of the Corporation is Halcón Resources Corporation.  The Corporation was originally incorporated under the name Tremisis Energy Acquisition Corporation.

2.                                      The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 5, 2004.  An amended and restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 8, 2012, with amendments thereto filed on February 9, 2012, with an effective date of February 10, 2012, January 17, 2013, May 23, 2013, and May 22, 2014.  A further amended and restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 6, 2015, with an amendment thereto filed on December 22, 2015, with an effective date of December 24, 2015 (the “Certificate of Incorporation”).

3.                                      This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation by, among other things, amending all of the articles of the Certificate of Incorporation, and has been duly adopted pursuant to the Amended Joint Prepackaged Plan of Reorganization of Halcón Resources Corporation, et al., dated September 2, 2016 (as may be amended, supplemented, or modified from time to time, the “Plan”), which was confirmed by order of the United States Bankruptcy Court for the District of Delaware entered September 8, 2016, and thereby has been approved pursuant to Section 303 of the DGCL.

4.                                      The Certificate of Designations, Preferences, Rights and Limitations of 5.75% Series A Convertible Perpetual Preferred Stock of the Corporation (the “Series A Preferred Stock”), filed with the Secretary of State of the State of Delaware on June 17, 2013, has been cancelled pursuant to the Plan, and no shares of Series A Preferred Stock are outstanding.

5.                                      This Amended and Restated Certificate of Incorporation shall become effective as of September 9, 2016.

6.                                      The text of the Certificate of Incorporation is hereby restated and integrated and further amended to read in its entirety as follows:

FIRST:  The name of the corporation is Halcón Resources Corporation (the “Corporation”).

SECOND:  The Corporation’s registered office in the State of Delaware is located at 1675 S. State Street, Suite B, Dover, Kent County, Delaware 19901.  The name of its registered agent at such address is Capitol Services, Inc.

THIRD:  The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law as the same exists or may hereafter be amended (the “DGCL”).

FOURTH:  The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,001,000,000, of which 1,000,000,000 shares shall be common stock, par value $0.0001 per share (“Common Stock”) and 1,000,000 shares shall be preferred stock, par value $0.0001 per share (“Preferred Stock”).

A.                                    Preferred Stock.  The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B.                                    Common Stock.  Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

C.                                    No Non-Voting Equity.  To the extent provided by Section 1123(a)(6) of chapter 11 of title 11 of the United States Code, the Corporation shall not be permitted to issue any non-voting equity securities; provided, however, that this provision (i) shall have no further force or effect beyond that requirement under Section 1123 of the United States Code, (ii) shall have no force and effect, if any, only for so long as Section 1123 of the United States Code is in effect and applicable to the Corporation and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

D.                                    HSR Restriction.  Notwithstanding any provision herein to the contrary, in connection with any acquisition of common stock (and/or any other voting securities of the Corporation) as to which the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), would, but for this paragraph, be applicable, any person or entity (as defined under the HSR Act) acquiring such common stock (and/or other voting securities of the Corporation) shall have no right to vote such common stock or voting securities until such person or entity has complied with the filing and waiting period requirements of the HSR Act.

FIFTH:  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  In addition to the authority and powers conferred upon the Board of Directors by the DGCL or other provisions of this Certificate of Incorporation, the Board of Directors is hereby authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and the bylaws of the Corporation; provided, however, that no bylaws hereafter adopted by the stockholders of the Corporation, or any amendments thereto, shall invalidate any prior act of the Board of Directors that would have been valid if such bylaws or amendment had not been adopted.

A.                                    Term of Office.  The term of office of the members of the Board of Directors shall be classified with respect to the time for which each such member severally holds office into three classes: Class A, Class B and Class C. Class A shall initially consist of two (2) directors to be elected for a term expiring at the annual meeting of the stockholders to be held in 2017. Class B shall initially consist of four (4) directors (including one (1) director designated by the Requisite Unsecured Noteholders (as such term is defined in that certain Restructuring Support Agreement, dated as of June 9, 2016, by and among the Corporation and the Consenting Creditors party thereto)) to be elected for a term expiring at the annual meeting of the stockholders to be held in 2018. Class C shall initially consist of three (3) directors to be elected for a term expiring at the annual meeting of the stockholders to be held in 2019. Each director shall hold office until his or her successor is elected and qualified or until such director’s earlier resignation, removal from office, death or incapacity. At each annual meeting of the stockholders commencing in 2017, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the stockholders held in the third year following the year of their election. The Board of Directors shall have the right to reassign directors to Classes A, B and C, other than with respect to such initial classification set forth above.

B.                                    Vacancies.  Except as the DGCL may otherwise require, in the interim between annual meetings of the stockholders, any vacancies in the Board of Directors, including vacancies resulting from the removal of directors for cause, may be filled by the vote of the remaining directors then in office, although less than a quorum, and each director so chosen shall hold office for the unexpired portion of the full term of the director whose vacancy has been filled, or as otherwise provided by the Board of Directors.

C.                                    Removal of Directors by Stockholders.  Subject to any rights, contractual or otherwise, of any group or groups of shareholders to designate (and to remove such designee) a director to the Board of Directors, pursuant to Section 141(k) of the DGCL, any director or the entire Board of Directors may be removed, with or without cause, by a majority of the shares then entitled to vote at an election of directors; provided, that the director designated by the Requisite Unsecured Noteholders as referred to in paragraph A above may only be removed prior to the expiration of such director’s initial term with cause. In case any one or more directors be so removed, new directors may be elected at the same time for the unexpired portion of the full term of the director or directors so removed.

SIXTH:  The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.                                    Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

B.                                    The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws of the Corporation as provided in the bylaws of the Corporation and without any action on the part of the stockholders, except as may be otherwise provided by applicable law.

C.                                    The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D.                                    In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any bylaws from time to time made by stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

SEVENTH:  A.            A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.  Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B.                                    The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto.  Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

EIGHTH:  Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or other agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 9th day of September, 2016.

HALCÓN RESOURCES CORPORATION

By:	/s/ Floyd C. Wilson
Name:	Floyd C. Wilson
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation — Halcón Resources Corporation]